Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

Brand Engagement Network Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid
Secondary Offering
	Equity	Common Stock	457(c)	2,638,943	(1)	$0.96	(2)	$2,533,385.28	0.0001476	$373.93
	Equity	Common Stock underlying the Five-Year Warrants	457(g)	960,000	(3)	$5.00	(4)	$4,800,000	0.0001476	$708.48
Primary Offering
	Equity	Common Stock underlying the Five-Year Warrants	Other(5)			—		—	—	—

	Total Offering Amounts							$7,333,385.28		$1,082.41

	Total Fees Previously Paid									$—

	Total Fee Offsets									$—

	Net Fee Due									$1,082.41

(1)	Consists of up to 2,638,943 shares of Common Stock held by the Selling Holders.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high ($1.02) and low ($0.90) prices of the shares of Common Stock on The Nasdaq Capital Market on September 9, 2024 (such date being within five business days of the date that this registration statement was first filed with the SEC).

(3)	Represents 960,000 Five-Year Warrants, with each warrant exercisable for one share of Common Stock at an exercise price of $5.00.

(4)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price.

(5)	No additional registration fee is payable pursuant to 457(i) under the Securities Act of 1933.